Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. UPDATES ENROLLMENT AND BUSINESS OUTLOOK AND

ANNOUNCES TIMING OF SECOND QUARTER 2012 EARNINGS RELEASE

Phoenix, February 28, 2012 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today provided details on new degreed enrollment and the fiscal 2012 outlook in anticipation of its participation at the Robert W. Baird Business Solutions Conference on Wednesday, February 29, 2012. In addition, the Company announced details for its fiscal 2012 second quarter conference call.

New Degreed Enrollment and Business Outlook Update

The Company currently anticipates new degreed enrollment for the second quarter ending February 29, 2012, will reflect approximately flat to low-single digit growth year-over-year on a percentage basis, as compared to previous expectations of growth similar to first quarter of fiscal 2012, which was approximately 13 percent. Adjusted to exclude the impact of an extra day in the second quarter of fiscal 2012, new degreed enrollment for the quarter is expected to decrease year-over-year in the low to mid -single digits, as compared to previous expectations of an increase in the mid-single digits. Management believes new degreed enrollment has been adversely impacted by a number of factors, including the improving labor market, the competitive environment, and changes in marketing channels to better identify potential students more likely to succeed at University of Phoenix.

The Company anticipates consolidated net revenue for fiscal year 2012 will be $4.1 to $4.3 billion, consistent with the previously provided outlook. The anticipated operating profit range for fiscal 2012 has been revised to $625 to $725 million, excluding the impact of special items, from the previous outlook of $655 to $750 million.

“While we expect new degreed enrollment to continue to fluctuate for the remainder of this year, we are encouraged by the favorable impact of improved retention and productivity gains during our second quarter,” said Apollo Group Co-Chief Executive Officer Chas Edelstein. “In addition, we continue to identify opportunities to be more efficient and improve profitability over time.”

Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli added, “As we begin to emerge from a period of transition, which continues to be impacted by the volatility in our industry, we believe our investments to differentiate the University of Phoenix will allow us to continue to provide our students with a high quality education, as well as position us for long-term growth.”

Fiscal 2012 Second Quarter Conference Call Information

The Company will report its fiscal 2012 second quarter results after the market close on Monday, March 26, 2012, and will host a conference call at 2:00 p.m. MT (5:00 p.m. ET) the same day.

Participating from Apollo Group, Inc. will be: Chas Edelstein, Co-Chief Executive Officer; Greg Cappelli, Co-Chief Executive Officer and Chairman, Apollo Global; and Brian Swartz, Senior Vice President and Chief Financial Officer.

Dial-In Numbers:

877-292-6888 (Domestic)

973-200-3381 (International)

Conference ID: 56164637

Please dial in at least five minutes prior to the start of the call. Journalists are invited to listen only. At the conclusion of the call, journalists who wish to ask questions should call the media hotline at (602) 254-0086.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event by visiting the Apollo Group, Inc. website at: www.apollogrp.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

Telephone Replay:

A telephone replay will be available approximately two hours following the conclusion of the call by dialing:

855-859-2056 (Domestic)

404-537-3406 (International)

Conference ID: 56164637

(Available until April 10, 2012)

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) the impact of increased competition from traditional public universities and proprietary educational institutions (iii) changes in enrollment or student mix, (iv) the impact of the Company’s initiatives to improve the student experience, (v) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, and (vi) changes in the Company’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2011 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.

Investor Relations Contacts:

Beth Coronelli ~ (312) 660-2059 ~ beth.coronelli@apollogrp.edu

Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu

Media Contact:

Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu